UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 5
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. Name and Address of Reporting Person
                                 GROSS, TERRIE A.
                          7610 MIRAMAR ROAD, SUITE 6000
                            SAN DIEGO, CA 92126-4202

                   2. Issuer Name and Ticker or Trading Symbol
                               RF INDUSTRIES, LTD
                                     (RFIL)

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                           4. Statement for Month/Year
                                      10/02

                 5. If Amendment, Date of Original (Month/Year)

     6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
      () Director ( ) 10% Owner (X ) Officer (give title below) ( ) Other
                                 (specify below)
                                    CHIEF FINANCIAL OFFICER

           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.     |2A.      | 3.    |4.Securities Acquired (A)     |5.Amount of     |6.Ownership   |7.Nature of   |
                           |Trans- |Deemed   |Trans- |   or Disposed of (D)         |  Securities    |  Form:       |  Indirect    |
                           |action |Execution|action |  (Inst.3,4 and 5             |  Beneficially  |  Direct(D)or |  Beneficial  |
                           |       |Date, if | Code  |                  | A/|       |  Owned Follow- |  Indirect(I) |  Ownership   |
                           | Date  | any     | Code|V|    Amount        | D | Price |  ing Reported  |  (Instr.4)   |  (Instr.4)   |
                           |       |         |       |                  |   |       |  Transaction(s)|              |              |
                           |       |         |       |                  |   |       |                |              |              |
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

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
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FORM 5 (CONTINUED)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (e.g., puts, calls, warrants, options, covertible securities)
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1.Title of   |2.Con-  |3.    |3A.      |4.    |5.Number of De|6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10. |11.Nature of|
  Derivitive |version |Trans-|Deemed   |Trans-| rivative Secu| cisable and |  of Underlying   |of Deri|of Deriva |Dir |Indirect    |
  Secutiry   |or Exer |action|Execution|action| rities Acqui | Expiration  |  Securities      |vative |tive      |ect |Beneficial  |
  (Instr.3)  |cise    |      |Date, if |Code  | red(A) or Dis|Date(Month/  |  (Instr.3 & 4)   |Secu   |Securities|(D) |Ownership   |
             |Price of|      |any      |(Instr| posed of(D)  | Day/Year)   |                  |rity   |Benefi    |or  |            |
             |Deriva- |      |         |  8)  | Instr.3,4 & 5| Date |Expir |                  |       |ficially  |Ind |            |
             |tive    |      |         |      |       |      | Exer-|ation |        |Amount or|       |Owned at  |ire |            |
             |Secu-   |      |         |      |       |      | cisa-|Date  |        |Number of|       |End of    |ct  |            |
             |rity    |Date  |         |      |  (A)  |  (D) | ble  |      | Title  |Shares   |       |Year      |(I) |            |
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
STOCK OPTION   $1.76    10/              A      2,000         10/    10/    COMMON    2,000              -0-       D
                        31/                                   31/    31/
                        2002                                  2003   2012
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STOCK OPTION   $2.07    10/              A      2,000         10/    10/    COMMON    2,000              -0-       D
                        31/                                   31/    31/
                        2002                                  2003   2012
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Explanation of Responses:

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                            /s/ Terrie A. Gross                November 4, 2002
                          ---------------------------------  -------------------
                          **Signature of Reporting Person     Date

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.